Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Hereford Street Trust	Fidelity Flex Government Money Market Fund	Money Market	1/18/2017	12.50
Fidelity Municipal Trust	Fidelity Flex Conservative Income Municipal Bond Fund	Fixed-Income	7/20/2017	15.00
Fidelity Salem Street Trust	Fidelity Flex Conservative Income Bond Fund	Fixed-Income	3/8/2018	15.00
Fidelity Salem Street Trust	Fidelity Flex Short-Term Treasury Bond Index Fund	Fixed-Income	1/18/2017	1.50
Fidelity Salem Street Trust	Fidelity Flex U.S. Bond Index Fund	Fixed-Income	1/18/2017	1.25

Fidelity Management & Research Company LLC	FMR Investment Management (UK) Limited

By: /s/Christopher J. Rimmer  ~~______________________________~~ 	By: /s/Mark D. Flaherty  ~~____________________________~~
Name: Christopher J. Rimmer	Name: Mark D. Flaherty
Title: Treasurer	Title: Director